211 Filing Agreement for

Salaman Group, Inc.

Subject to applicable compliance and due diligence requirements, Spartan Securities Group Ltd (Spartan) is prepared to sponsor and file the form 211 listing application for Salaman Group, Inc. (the Company) with NASD. Spartan makes no representation as to the timeliness of and or approval of NASD of such application.

The Company acknowledges that it has provided the following documents to Spartan in association of its filing of the Form 211.

1. Shareholder List of Salamon Group, Inc. prepared by Signature Stock Transfer on February 16, 2006, that indicates the name and address of the shareholder, number of shares held, date acquired and any restricted status.
2. D_O_Questionaire for John Salamon
3. Articles
4. ByLaws
5. Agreement with SPACE GLOBE TECHNOLOGIES LTD
6. Copy of Subscription Agreements, checks, bank statements to verify the wire transfers.
7. Shareholders and relationships
8. Shares for services.

The company further affirms that it has supplied true and complete information related to such filing, associated due diligence and other documents supplied to Spartan.

The Company and its officers and directors also acknowledge that they have supplied true and complete information relating to any current ongoing or past investigation or regulatory action taken by the SEC or other government and or listing agency concerning the Company or any of its officers or directors.

The company further agrees to notify Spartan immediately of any material change in information regarding the company or the information that it has supplies in connection with the 211 application.

The Company acknowledges that it has not compensated Spartan directly or indirectly in any way for the filing of the 211 on its behalf.

Salamon Group, Inc.

By: ____

Name: John Salamon

Title: President C.E.O.

Dated: June 5 2006

Spartan Securities Group, Inc.

By: ____

Name: Micah Eldred

Title: CEO

Dated: June 5, 2006